Exhibit 3.4

AGREEMENT OF LIMITED PARTNERSHIP
OF
BUNGE N.A. FINANCE L.P.

This Agreement of Limited Partnership of Bunge N.A. Finance L.P. (this “Agreement”), is entered into this 9th day of March, 2007, by and among Bunge Canada Holdings II ULC, an unlimited liability company formed under the laws of Nova Scotia, Canada, as a general partner (the “Nova Scotia General Partner”), Bunge Alberta I ULC, an unlimited liability corporation formed under the laws of Alberta, Canada, as a general partner (the “Alberta General Partner” and together with the Nova Scotia General Partner, the “General Partners”) and Bunge Canada Holdings I ULC, an unlimited liability company formed under the laws of Nova Scotia, Canada, as limited partner (the “Limited Partner”) and together with the General Partners, the “Partners”).

The Partners have caused to be formed a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “Act”), and hereby agree as follows:

1.             Name.  The name of the limited partnership is Bunge N.A. Finance L.P.  (the “Partnership”).  The Partnership may conduct its business under a trade name approved by the General Partner.

2.             Purpose.  The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.             Registered Office.  The registered office of the Partnership in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4.             Registered Agent.  The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is CT Corporation, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

5.             Partners.  The names and addresses of the Partners are listed on Exhibit A.

6.             Powers.  The powers of each General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware.

7.             Dissolution.  The Partnership will dissolve, and its affairs will be wound up, at such time as (a) each of the General Partners and the Limited Partners whose partnership Percentages represent more than 50% of the aggregate Partnership Percentages of all Limited Partners approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act, or (c) an entry of a decree of judicial dissolution has occurred under Section 17-802 of the Act; provided, however, the Partnership will not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in Section 17-801(3) of the Act if (i) at the time of such event of withdrawal, there is at least one other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (ii) within 90 days after the occurrence of such event of withdrawal, a majority in interest of the remaining Partners according to Partnership Percentage agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one or more new general partners of the Partnership.

8.             Partnership Percentage.  The “Partnership Percentage” of each Partner is the percentage set forth opposite the Partner’s name on Exhibit B.  The Partnership Percentages may be adjusted in the sole discretion of the General Partners upon the admission, withdrawal or expulsion of a Limited Partner.

9.             Capital Contributions and Accounts.  Each Partner shall contribute to the Partnership property and money in the amount set forth opposite the Partner’s name on Exhibit B.  No Partner is required to make any additional capital contribution to the Partnership.

9.1           Capital Accounts.  The Partnership will maintain a Capital Account for each Partner in accordance with this Section 9.1.  The initial balance of each Partner’s Capital Account will be equal to the amount of that Partner’s initial capital contribution.

(a)           Each Partner’s Capital Account will be increased by the sum of

(1)                                  the amount of any additional capital contributions made by that Partner; and

(2)                                  the portion of Partnership profits allocated to that Partner’s Capital Account pursuant to Section 10.2.

(b)           Each Partner’s Capital Account will be decreased by the sum of:

(1)                                  the amount of any distributions made by the Partnership to that Partner; and

(2)                                  the portion of Partnership losses allocated to that Partner’s Capital Account pursuant to Section 10.2.

10.           Allocation of Items of Partnership Income, Gain, Deduction and Loss and Distributions.

10.1         Distributions.       The Partnership may, at the election of the General Partners, distribute cash or other assets of the Partnership to the Partners pro rata, based on the respective Partnership Percentages of the Partners at the time of the distribution.

10.2         Allocations.  Items of Partnership profit and loss for each fiscal year for

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Capital Account purposes will be allocated to Partners pro rata, in the same manner that distributions are made pursuant to Section 10.1.

11.           Transfer of Partnership Interests.

(a)           No interest of a Limited Partner in the Partnership may be assigned, sold, pledged or transferred in any manner, by operation of law or otherwise, without the written consent of each General Partner.

(b)           No interest of either General Partner may be assigned, sold, pledged or transferred in any manner, by operation of law or otherwise, without the written consent of the other General Partner and the Limited Partners whose Partnership Percentages represent more than 50% of the aggregate Partnership Percentages of all Limited Partners.

12.           Withdrawal.

(a)           A Limited Partner may withdraw from the Partnership only with the consent of the General Partners, such consent not to be unreasonably withheld.

(b)           A General Partner may withdraw from the Partnership only with the consent of the other General Partner and the Limited Partners whose Partnership Percentages represent more than 50% of the aggregate Partnership Percentages of all Limited Partners, such consent not to be unreasonably withheld.

(c)           A Partner withdrawing from the Partnership will receive the balance, if any, in that Partner’s Capital Account (the withdrawing Partner’s “Liquidating Share”).  The Liquidating Share will be distributed at any time within 6 months of the withdrawal of the Limited Partner determined in the sole discretion of the General Partners.  No interest accrues on a Liquidating Share not yet distributed.

13.           Admission of Additional or Substitute Partners.

(a)           One or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partners.

(b)           One or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partners and the Limited Partners whose Partnership Percentages represent more than 50% of the aggregate Partnership Percentages of all Limited Partners.

14.           Liability of Limited Partners.  The Limited Partners shall not have any liability for the obligations or liabilities of the Partnership except to the extent provided in the Act.

15.           Officers and Managers.  The General Partners may appoint from time to time individuals to serve as officers or managers of the Partnership, with titles and authority as determined by the General Partners in their sole discretion.  Each officer and manager of the Partnership shall be authorized to execute and deliver instruments and documents and manage

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the business and operations of the Partnership as it relates to the respective business division or area of responsibility of any such officer or manager.  The persons on Exhibit C are hereby appointed to the offices set forth on such Exhibit, until their earlier resignation or removal by the General Partners.

16.           Indemnification.  (a)  To the fullest extent permitted by law, the Partnership shall indemnify each officer, director, partner, employee, stockholder, member or affiliate of the Partnership, each General Partner or any affiliate of the Partnership (each an “Indemnified Person”), against all losses, claims, damages or liabilities, whether or not matured or unmatured or whether or not asserted or brought due to contractual or other restrictions (including legal or other expenses reasonably incurred in investigating or defending against any such loss, claim, damage or liability) to which an Indemnified Person may become subject by reason of any acts or omissions or any alleged acts or omissions arising out of such Indemnified Person’s or any other Indemnified Person’s activities in connection with the conduct of the business or affairs of the Partnership, to the extent such Indemnified Person acted in good faith and in a manner reasonably believed not to be adverse to the interests of the Partnership; provided that no such indemnity shall be available with respect to any action brought by an Indemnified Person against the Partnership.  Any indemnification rights provided for in this Section 16(a) shall be retained by any person who has previously acted in the capacity of officer, director, partner, employee, stockholder, member or affiliate of the Partnership, either General Partner or any affiliate of the Partnership.  The indemnification rights provided for in this Section 16(a) shall survive the termination of the Partnership or this Agreement.

(b)  Expenses incurred by an Indemnified Person in defense or settlement of any claim that may be subject to a right of indemnification hereunder may be advanced by the Partnership prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount to the extent that it shall be determined ultimately that such Indemnified Person is not entitled to be indemnified hereunder.  The right of any Indemnified Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnified Person’s successors, assigns and legal representatives.

17.           Permitted Transactions.  Any Partner may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created.  Neither the Partnership nor any Partner shall have any rights in or to any independent ventures of any of the Partners or to the income or profits derived therefrom, nor shall any Partner have any obligation to any other Partner with respect to any such enterprise or related transaction.  Nothing in this Agreement shall preclude transactions between the Partnership and a Partner.

18.           Liability of General Partners.  Each of the General Partners agrees, jointly and severally, that its judgment creditors need not exhaust the assets of the Partnership in order to levy execution against the assets of such General Partner to satisfy a judgment based on a claim against the Partnership, and the judgment creditors of the Partnership shall be entitled to enforce the provisions of this Section 18 as third-party beneficiaries hereof.

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19.           Association.  The Partnership shall, effective as of the date of its formation, elect to be treated for United States federal income tax purposes as an association taxable as a corporation as provided by Treasury Regulation Section 301.7701-3(a).

20.           Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership as of the date first set forth above.

GENERAL PARTNERS:

BUNGE CANADA HOLDINGS II ULC

By:	/s/ CARL L. HAUSMANN
Name: Carl L. Hausmann
Title: President

BUNGE ALBERTA I ULC

By:	/s/ CARL L. HAUSMANN
Name: Carl L. Hausmann
Title: President

LIMITED PARTNER:

BUNGE CANADA HOLDINGS I ULC

By:	/s/ CARL L. HAUSMANN
Name: Carl L. Hausmann
Title: President

[Signature page to Partnership Agreement]

Exhibit A

General Partners

Bunge Canada Holdings II ULC
2190 South Service Road W.
Oakville, Ontario L6L 5N1
Canada

Bunge Alberta I ULC
2190 South Service Road W.
Oakville, Ontario L6L 5N1
Canada

Limited Partner

Bunge Canada Holdings I ULC
2190 South Service Road W.
Oakville, Ontario L6L 5N1
Canada

Exhibit B

General Partners:	Partnership Percentage	Capital Contribution
Bunge Canada Holdings II ULC	99.8	$998
Bunge Alberta I ULC	0.1	$1
Limited Partner:
Bunge Canada Holdings I ULC	0.1	$1
	100	$1000

Exhibit C

Officers	Title

Andrew J. Burke	President
Michael M. Scharf	Vice President
Gerald A. Backstrom	Vice President
John P. Gilsinn	Treasurer
Gregory L. Thebeau	Vice President and Assistant Treasurer
Carla L. Heiss	Secretary
David G. Kabbes	Assistant Secretary
Karen Roebuck	Controller